EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

SKYBRIDGE MULTI-ADVISER HEDGE FUND

PORTFOLIOS LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation (a)	Fee rate	Amount of Filing Fee (b)

Fees to Be Paid	$17,322,408.45	0.00014760	$2,556.79

Fees Previously Paid	$66,423,421.44	—	$9,804.10

Total Transaction Valuation	$83,745,829.89		$12,360.89

Total Fees Due for Filing			$2,556.79

Total Fees Previously Paid			$9,804.10

Total Fee Offsets			—

Net Fee Due			$2,556.79

(a)

The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $9,804.10 was paid in connection with the filing of the Schedule TO-I by SkyBridge Multi-Adviser Hedge Fund Portfolios LLC (File No. 005-79005) on January 26, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)	Calculated at $147.60 per $1,000,000 of the transaction value.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	SkyBridge Multi- Adviser Hedge Fund Portfolios LLC	SC TO-I	005-79005	January 26, 2024		$9,804.10

Fee Offset Sources					January 26, 2024		$9,804.10